Exhibit 99.1

KROGER REPORTS STRONG FINANCIAL RESULTS
FOR FIRST QUARTER OF FISCAL 2006

Identical Supermarket Sales Rose 7.2% with Fuel and 5.6% without Fuel

          CINCINNATI, OH, June 20, 2006 -- The Kroger Co. (NYSE: KR) today reported total sales increased 8.2% to $19.4 billion for the first quarter ended May 20, 2006.  Identical supermarket sales increased 7.2% with fuel and 5.6% without fuel.  This represents Kroger’s eleventh consecutive quarter of positive identical supermarket sales, excluding fuel.

          Net earnings in the first quarter totaled $306.4 million, or $0.42 per diluted share.  During the quarter, the Company increased its reserves associated with legal proceedings arising from hiring practices at its Ralphs subsidiary during the 2003-2004 labor dispute.  The current quarter charge reduced earnings by $0.03 per diluted share.

          Current quarter results also include $0.02 per diluted share for stock option expense to reflect the Company’s adoption of SFAS No. 123 (Revised 2004), Share-Based Payment.

          Net earnings in the year-ago period were $294.3 million, or $0.40 per diluted share.

          “Kroger associates continue to focus on delivering improved service, selection and value to our customers and this has translated into another quarter of impressive identical sales growth.  Our associates’ commitment to our Customer 1st strategy enabled Kroger to pay – for the first time in 18 years – a quarterly cash dividend to shareholders,” said David B. Dillon, Kroger chairman and chief executive officer.

          Other highlights of the first quarter included:

•

FIFO gross margin declined 61 basis points to 24.55% of sales.  Excluding the effect of retail fuel operations, FIFO gross margin declined 9 basis points.  Kroger continued to invest in lower prices for our customers.  These targeted investments were partially funded by improvements in shrink, advertising, and warehousing expenses.

•

Operating, general and administrative (OG&A) costs as a percentage of sales declined 19 basis points to 18.17%.  Excluding the effect of retail fuel operations, the increase in legal reserves, and stock option expense, OG&A declined 16 basis points.

•	Capital investment, including changes in construction-in-progress payables, totaled $449.9 million, compared to $400.6 million a year ago.

•

Kroger repurchased 6.7 million shares of stock at an average price of $19.90 for a total investment of $133.5 million.  At the end of the first quarter, there was $486.9 million remaining under the $500 million stock buyback announced last month.  Since January 2000, Kroger has invested $3.1 billion to repurchase 162.4 million shares at an average price of $19.17 per share.  Kroger expects to buy back stock in 2006 in accordance with the Company’s financial strategy of using one-third of free cash flow for debt reduction and two-thirds for share repurchase and cash dividend payments.

•

Net total debt was $6.6 billion, a reduction of $829.3 million from a year ago and a reduction of $2.1 billion since January 2000.  Net total debt includes a reduction of $526.1 million to reflect temporary cash investments (Table 5).  Total debt was $7.2 billion, a reduction of $318.2 million from a year ago.

          Kroger now expects identical supermarket sales growth, excluding fuel sales, to exceed 4.0% for the balance of the year.  The Company originally forecasted identical supermarket sales growth, excluding fuel sales, in excess of 3.5% for fiscal 2006.

          Kroger’s original guidance for earnings per share growth in 2006 of 6 – 8% did not contemplate the need to increase legal reserves.  Based on first quarter results, the Company’s guidance for earnings per share growth in 2006 remains at 6 – 8%, including the increase in legal reserves.  Absent the need to increase these reserves, Kroger’s projected earnings per share growth rate would be 9 – 11% for fiscal 2006.

          “Our results this quarter can be tied directly to the contributions of our 290,000 associates.  We appreciate their hard work and thank them for making strides in several key areas, including continually improving our customers’ shopping experience,” Mr. Dillon said.

          Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains.  At the end of the first quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,483 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market.  Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 783 convenience stores, 423 fine jewelry stores, 593 supermarket fuel centers and 42 food processing plants.  For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by the words “expects,” “projected,” and “remains.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our sales, the ultimate resolution of the legal proceedings arising from the hiring practices during the labor dispute at Ralphs, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share growth. The extent to which we are able to repurchase stock in accordance with our financial strategy of using one-third of cash flow for debt reduction and two-thirds for stock repurchase and cash dividends depends primarily on the price at which our stock trades and the availability of debt for repurchase.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on June 20, 2006 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through June 30, 2006.

# # #

Media Contact:          Meghan Glynn (513) 762-1304

Investor Contact:        Carin Fike (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	FIRST QUARTER

	2006		2005

SALES	$19,415.2	100.00%	$17,947.7	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	14,659.1	75.50	13,442.5	74.90
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,528.3	18.17	3,295.3	18.36
RENT	195.7	1.01	203.0	1.13
DEPRECIATION	387.4	2.00	388.7	2.17

OPERATING PROFIT	644.7	3.32	618.2	3.44
INTEREST	155.1	0.80	159.1	0.89

EARNINGS BEFORE TAX EXPENSE	489.6	2.52	459.1	2.56
TAX EXPENSE	183.2	0.94	164.8	0.92

NET EARNINGS	$306.4	1.58%	$294.3	1.64%

NET EARNINGS PER BASIC COMMON SHARE	$0.42		$0.40

SHARES USED IN BASIC CALCULATION	721.7		726.9
NET EARNINGS PER DILUTED COMMON SHARE	$0.42		$0.40

SHARES USED IN DILUTED CALCULATION	728.8		732.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and adminstrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $10.2 and $10.8 were recorded in the first quarter of 2006 and 2005, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	May 20, 2006	May 21, 2005

ASSETS
Current Assets
Cash	$133.4	$135.2
Cash - Temporary investments	526.1	—
Store deposits in-transit	522.9	521.2
Receivables	696.4	615.7
Inventories	4,443.6	4,292.2
Prepaid and other current assets	333.7	307.2

Total current assets	6,656.1	5,871.5
Property, plant and equipment, net	11,401.9	11,429.5
Goodwill, net	2,192.3	2,192.3
Other assets	484.7	430.3

Total Assets	$20,735.0	$19,923.6

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$742.6	$71.1
Accounts payable	3,563.7	3,444.5
Accrued salaries and wages	634.7	570.2
Deferred income taxes	217.3	286.3
Other current liabilities	1,951.1	1,675.9

Total current liabilities	7,109.4	6,048.0
Long-term debt including capital leases and lease- financing obligations
Long-term debt, at face value, including capital leases and lease-financing obligations	6,431.4	7,375.7
Adjustment to reflect fair value interest rate hedges	11.7	57.1

Long-term debt including capital leases and lease-financing obligations	6,443.1	7,432.8
Deferred income taxes	834.3	821.1
Other long-term liabilities	1,743.9	1,836.7

Total Liabilities	16,130.7	16,138.6

Shareowners’ equity	4,604.3	3,785.0

Total Liabilities and Shareowners’ Equity	$20,735.0	$19,923.6

Total common shares outstanding at end of period	720.5	722.9
Total diluted shares year to date	728.8	732.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR TO DATE

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$306.4	$294.3
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	387.4	388.7
LIFO charge	10.2	10.8
Stock option expense	21.8	—
Pension expense for Company-sponsored pension plans	49.4	42.5
Loss (gain) on sale of property	(7.3)	(4.9)
Deferred income taxes	(19.4)	(19.7)
Other	58.2	22.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	(34.3)	(14.8)
Receivables	(16.3)	45.3
Inventories	32.0	53.1
Prepaid expenses	224.5	265.3
Accounts payable	67.5	(135.4)
Accrued expenses	(116.9)	(59.3)
Income tax payables and receivables	167.7	181.1
Contribution to company sponsored pension plan	(150.0)	(88.6)
Other long-term liabilities	3.0	(8.3)

Net cash provided by operating activities	983.9	972.6

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(420.0)	(400.6)
Proceeds from sale of assets	53.0	27.9
Other	(2.8)	(3.7)

Net cash used by investing activities	(369.8)	(376.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	5.6
Payments for long-term debt	(24.9)	(31.7)
Borrowings (payments) on bank revolver	—	(428.0)
Proceeds from issuance of common stock	48.9	22.4
Treasury stock purchases	(133.5)	(152.6)
Increase (decrease) in book overdrafts	(54.4)	(20.7)
Other	(0.7)	(0.1)

Net cash used by financing activities	(164.6)	(605.1)

NET INCREASE (DECREASE) IN CASH	449.5	(8.9)
CASH AT BEGINNING OF YEAR	210.0	144.1

CASH AT END OF QUARTER	$659.5	$135.2

Reconciliation of capital expenditures
Payments for property and equipment	$(420.0)	$(400.6)
Changes in construction-in-progress payables	(29.9)	$—

Total capital expenditures	$(449.9)	$(400.6)
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$178.6	$189.8
Cash paid during the year for income taxes	$24.1	$5.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER

	2006	2005

INCLUDING FUEL CENTERS	$17,462.2	$16,293.0
EXCLUDING FUEL CENTERS	$16,248.4	$15,387.8
INCLUDING FUEL CENTERS	7.2%	3.8%
EXCLUDING FUEL CENTERS	5.6%	2.4%

COMPARABLE SUPERMARKET SALES (b)

	FIRST QUARTER

	2006	2005

INCLUDING FUEL CENTERS	$17,859.5	$16,617.9
EXCLUDING FUEL CENTERS	$16,605.8	$15,698.4
INCLUDING FUEL CENTERS	7.5%	4.4%
EXCLUDING FUEL CENTERS	5.8%	2.8%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5.  Reconciliation of Total Debt to Net Total Debt
(in millions)
(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2006 to the balances in the first quarter of 2005 and the fourth quarter of 1999.

	May 20, 2006	May 21, 2005	Change	January 29, 2000	Change

Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$742.6	$71.1	$671.5	$591.5	$151.1
Long-term debt, at face value, including capital leases and lease-financing obligations	6,431.4	7,375.7	(944.3)	8,422.5	(1,991.1)
Adjustment to reflect fair value interest rate hedges	11.7	57.1	(45.4)	—	11.7

Total debt	$7,185.7	$7,503.9	$(318.2)	$9,014.0	$(1,828.3)
Temporary cash investments	(526.1)	—	(526.1)	—	(526.1)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	(21.5)	(36.5)	15.0	(200.0)	178.5

Net total debt	$6,638.1	$7,467.4	$(829.3)	$8,745.2	$(2,107.1)